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                                                           Exhibits 5.1 and 23.2


              [ALLEN MATKINS LECK GAMBLE & MALLORY LLP LETTERHEAD]

                                 July 15, 2002

Hawthorne Financial Corporation
2381 Rosencrans Avenue
El Segundo, CA 90245

      Re:  Hawthorne Financial Corporation Registration Statement on Form S-8

Ladies and Gentlemen:
    We have acted as counsel to Hawthorne Financial Corporation, a Delaware corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,018,900 shares of Common Stock and related stock options for issuance under the Company's 2001 Stock Incentive Plan (the "Incentive Plan"). All of such shares are collectively referred to herein as the "Shares."

    This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan. Based on such review, we are of the opinion that, (i) if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, or
(b) duly authorized direct stock issuances in accordance with the Incentive Plan and in accordance with the Registration, such Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) the 1,018,900 Shares held by the Shareholders, when sold by non-control persons in accordance with the Registration Statement and/or when sold by control persons in accordance with applicable exemptions available as of the date of the sale, provided the Registration Statement has become and remains effective under the Securities Act and the pertinent provisions of any applicable state securities law have been complied with, will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                               Very truly yours,


                               /S/ ALLEN MATKINS LECK GAMBLE & MALLORY LLP